EXHIBIT 3.82
Complete wording of the Articles of Association
of
SIG Combibloc Holding GmbH
with its registered office in Linnich

Section 1
Company and Registered Office
(1)	The name of the Company is:
SIG Combibloc Holding GmbH.
(2)	The Company has its registered office in Linnich.

(3)	The Company and its dependent companies within the meaning of Section 17 of the Aktiengesetz (AktG — German Stock Corporation Act) are the company group within the meaning of this Agreement.
Section 2
Purpose of the Business
The purpose of the business is to invest in companies of all kinds, joint management of the company group and the performance of services for holding companies and other companies.
Section 3
Share Capital, Shares, Formation Expenses
(1)	The share capital of the Company amounts to
€5,200,000.00
(in words: five million two hundred thousand euro).
(2)	Portions of shares are also shares within the meaning of this Agreement.

(3)	The Company bears all formation expenses up to an amount of DM 5,000.00.
Section 4
deleted
Section 5
deleted
Section 6
Exclusion of Shareholders
(1)	A shareholder may be excluded from the Company

a)	if good cause exists in his or her character that makes it unreasonable for the other shareholders to continue their relationship with the Company. In particular, good cause is gross violation of the provisions of the Articles of Association and of the shareholders’ mutual obligation of loyalty;

b)	if insolvency or composition proceedings on his or her assets have begun or opening of insolvency proceedings was rejected due to insufficiency of funds;

c)	if his or her shares are pledged in whole or in part and the pledge is not lifted within one month of the pledge coming into effect.
(2)	The exclusion shall be via written declaration by the Company to the shareholder in question by means of shareholder resolution. The shareholder to be excluded shall receive no voting right in this resolution.
(3)	The right to exclude a shareholder shall expire when the exclusion is not declared within six months of the occurrence of the prerequisites.
(4)	An exclusion shall be invalid if it is not executed within three months in line with Section 7.
Section 7
Effect and Performance of the Exclusion
(1)	In the exclusion, the shareholder shall lose all rights arising from his or her shares in exchange for compensation stipulated in Section 8. In the case of an exclusion due to a pledge, the exclusion shall be limited to the shares pledged.
(2)	The Company must notify the other shareholders of the exclusion without undue delay. The portion of shares under exclusion may be taken over by any other shareholder. If more than one shareholder makes use of this right, they are entitled to acquire the shares in proportion to their shareholdings. Those shareholders willing to assume shares may agree to divide the shares in a different way. The right to assume the shares expires if it has not been exercised in writing vis-à-vis the Company within two months after the exclusion. The Company must transfer the shares to the transferee at once.
(3)	The shares that are not transferred under Paragraph 2 shall be withdrawn.
Section 8
Compensation
(1)	Compensation shall correspond to the value of the shares in the exclusion.
(2)	This value of the shares shall be the portion attributable to the shares in question of the Company’s enterprise value calculated according to economic principles. The enterprise value shall be determined at the time of the exclusion. If the exclusion does not take place at the end of a financial year, then it shall be determined at the end of the previous financial year.

(3)	Any unpaid amounts are treated as paid amounts for the purpose of calculating the enterprise value. The compensation shall be reduced by the amount of any outstanding investments regarding the shares in question.
(4)	If there can be no agreement on compensation, it shall be calculated by an expert (auditor or auditing company) by arbitration appointed jointly by the creditor and debtor — alternatively by the Chamber of Industry and Commerce responsible for the Company at the request of one of the participants. The creditor and the debtor of the compensation shall each pay half of the costs for the expert.
(5)	The excluded shareholder shall have no claim to dividends for the financial year to whose end the compensation is being calculated nor for the financial year in progress at the time of the exclusion.
(6)	The compensation shall pay annual interest from the time of the exclusion at the currently applicable “Average Interest Rate for Shares of German Issuers to Four Years” published by Deutsche Bundesbank and shall be repaid in three equal annual payments. The first repayment instalment shall be due six months after the exclusion. Interest shall be paid with the repayment instalments. The debtor of the compensation shall be entitled to pay out the compensation in full or in larger instalments at any time. If the compensation is not established, the repayment instalments shall be calculated as advance payments of amounts paid regarding the shares in question.

(7)	The debtor of the compensation shall be:
a)	any purchaser of the compensation for which the proportional amount relates to the shares transferred to him or her;

b)	the Company if shares are withdrawn.
Section 9
Withdrawal of Shares
Shares may be withdrawn if
a)	approval is obtained from the shareholder concerned.
The withdrawal shall take place by means of shareholder resolution which requires the approval of all the remaining shareholders;
b)	if they belong to the Company.
The consolidation shall take place by way of shareholder resolution;
c)	in the case of Section 7 Paragraph 3.
The withdrawal shall be via written declaration by the Company to the shareholder in question.

Section 10
Capital Increase
(1)	In the case of a capital increase, all shareholders shall be entitled to acquire the increased capital in proportion to their shares unless otherwise agreed. This right may also be exercised in part.
(2)	If shareholders do not exercise their rights under Paragraph 1, each co-shareholder may acquire the unclaimed increase. If several shareholders exercise this right, the unclaimed increase under Paragraph 1 shall be distributed among them in proportion to their shares unless otherwise agreed.
(3)	The right under Paragraph 1 must be exercised within one month, while the right under Paragraph 2 must be exercised within two months of the resolution on the capital increase by the submission of a notarised takeover declaration to the Company. The capital increase resolution may establish deadlines that differ from these.
(4)	The capital increase resolution may authorise other persons in the assumption of the untransferred increase under Paragraphs 1 to 3.
Section 11
Consolidation of Shares
(1)	On the request of a shareholder, several shares in his or her possession may be combined into one share if they are fully paid in.

(2)	The consolidation shall take place by way of shareholder resolution.
Section 12
Managing Directors
(1)	The Company shall have a minimum of two Managing Directors. The number of Managing Directors above that shall be determined by the Advisory Board.

(2)	The Managing Directors shall be appointed and removed by the Advisory Board.
(3)	Entering into, amending and terminating employment contracts with Managing Directors shall be the responsibility of the Advisory Board.
Section 13
Exercise of Management Functions
(1)	The Managing Directors must conduct the activities of the Company with care and diligence in accordance with the laws, the Articles of Association, and the Rules of Procedure, if any. They must comply with instructions issued from the Advisory Board or by way of shareholder resolution.

(2)	If there are several Managing Directors, they must inform each other of all transactions that may be significant to the other Managing Directors. They must also discuss the implementation of all major measures.
(3)	If one of the Managing Directors objects to a measure of another Managing Director, the measure must be halted initially. If there are more than two Managing Directors, a Managing Director may request a majority vote of all Managing Directors calculated by way of headcount. If there are only two Managing Directors or a majority vote among the Managing Directors is not reached, the Advisory Board shall have the final decision on the implementation of the measure if so requested by a Managing Director. The same shall apply to other differences of opinion among the Managing Directors.
(4)	The Managing Directors may also establish Rules of Procedure by joint agreement and also divide the areas of business among themselves. This shall not affect their responsibility for the business operations as a whole. The Advisory Board may establish Rules of Procedure or amend those created by the Managing Directors at any time.
(5)	The approval of the Advisory Board shall be required for all measures by the Company and its dependent companies that are of material importance for the company group. The measures requiring approval may be defined more precisely by the Advisory Board.
(6)	The Managing Directors shall require approval via shareholder resolution to dispose of shares in the following: SIG Combibloc GmbH & Co. KG, SIG Combibloc Verwaltungs-GmbH, SIG Combibloc International Systems GmbH, SIG Combibloc Inc., SIG Combibloc Ltd. and SIG Combibloc Ges.m.b.H.
Section 14
Representation
(1)	The Company shall be represented by two Managing Directors or by one Managing Director together with one Prokurist (authorised signatory). If there is only one Managing Director, he or she shall represent the Company alone.
(2)	By way of shareholder resolution, all or individual Managing Directors may be granted sole right of representation and be exempted from restrictions of Section 181 of the Bürgerliches Gesetzbuch (BGB — German Civil Code).
Section 14 a
Advisory Board, Composition, Elections and Term of Office
(1)	The Company shall have an Advisory Board consisting of a minimum of three members. The number of Advisory Board members shall be determined by means of shareholder resolution.

(2)	The Advisory Board members shall be appointed by means of shareholder resolution.

(3)	Advisory Board members should be persons with the abilities and experience to fulfil the tasks assigned to the Advisory Board in the proper manner.
(4)	The office of the Advisory Board members shall end with the conclusion of the Shareholders’ Meeting that resolves on the approval of their actions in the fourth financial year following their appointment. The financial year in which their appointment begins is not included here.
(5)	If a member leaves the Advisory Board before the end of his or her term, a replacement must be appointed immediately. Replacements are appointed for the remainder of the term of the departed Advisory Board member.
(6)	Any Advisory Board member may resign from office. He or she must give the Company three months’ advance written notice of this.
Section 14 b
Duties of the Advisory Board
(1)	The Advisory Board must advise and support the Managing Directors in performing their tasks, monitor their management of the business activities for the Company and the holding companies, and fulfil the duties assigned to it by the Articles of Association or a shareholder resolution.
(2)	In the performance of his or her tasks, any member of the Advisory Board may request a report be submitted to the Advisory Board from the Managing Directors at any time regarding the affairs of the Company, the company group, and the holding companies, especially regarding the course of business, net assets, profitability, and the liquidity situation as well as proposed business policies and other fundamental issues of future business management. The Advisory Board may inspect and examine the books and publications of the Company and the holding companies or commission experts with the examination.
Section 14 c
Organisation of the Advisory Board
(1)	At its first meeting, the Advisory Board shall elect a Chairperson as well as a Deputy for a term of office from among its members. If the Chairperson or Deputy leaves office during his or her term of office, the Advisory Board must hold a new election immediately. The Deputy shall have the rights of the Chairperson should the Chairperson be unable to attend.

(2)	The Advisory Board may establish Rules of Procedure for itself.
(3)	The Chairperson shall represent the Advisory Board in the submission and acceptance of declarations.
(4)	The Advisory Board may delegate the preparation and implementation of its resolutions and decision-making authorisations to committees formed from its members or to individual members of the Advisory Board. The Rules of Procedure shall regulate the details.

Section 14 d
Advisory Board Meetings
(1)	Advisory Board meetings shall be held when the interests of the Company require or a member of the Advisory Board or a Managing Director requests it. The Advisory Board shall meet at least once within half a calendar year. Upon decree of the Supervisory Board, Managing Directors shall be required to participate in the Advisory Board meetings.
(2)	Advisory Board meetings shall be convened by the Chairperson or by a Managing Director appointed by the Chairperson. Meetings may be convened informally.
(3)	The Advisory Board shall constitute a quorum if the majority of its members is present.
(4)	The Advisory Board shall adopt its resolutions with a simple majority of votes cast. Every member of the Advisory Board has one vote. The Chairperson shall decide in the event of an equal division of votes.
Section 14 e
Remuneration of the Advisory Board
The members of the Advisory Board shall receive remuneration, the amount of which is fixed by means of shareholder resolution. In addition, their expenses and any value-added tax payable shall be reimbursed to them.
Section 15
Shareholder Resolutions
(1)	The shareholders shall decide on all cases specified by law or by the Articles of Association. In addition, the shareholders shall decide in the place of the Advisory Board if there is no Advisory Board or if the Advisory Board delegates the resolution to the shareholders.
(2)	The shareholder resolutions shall be adopted at meetings. A Shareholders’ Meeting is not required if all Managing Directors agree in writing with the resolution to be adopted or with the written vote.
(3)	The Shareholders’ Meeting constitutes a quorum if the shareholders present or represented with more than half of the total number of votes. If the required number of shareholders has not been met, a new Shareholders’ Meeting shall be convened with the same agenda and shall constitute a quorum regardless of the number of present or represented shareholders. This must be indicated in the invitation.
(4)[1]	The Managing Directors shall adopt their resolutions with a simple majority of votes cast unless mandatory legal provisions or the Articles of Association determine

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otherwise. However, the following resolutions shall require a three-fourths majority of votes cast:
a)	amendments to the Articles of Association including measures on capital increases and capital reduction,

b)	dissolution of the Company.
(5)	Every €100.00 of a share confers one vote.
(6)	Insofar as no notarial certification is prescribed, the resolutions adopted shall be recorded in written form and signed by the shareholders present and by a shareholder determined by means of shareholder resolution.
(7)	During the adoption of resolutions, a shareholder may be represented by legal representatives or members of a legal representative body, or employees of the shareholder or of an associated company. Other authorised representatives may be authorised by means of shareholder resolution. Authorisations must be in writing.
Section 16
Convening the Shareholders’ Meeting
(1)	The Shareholders’ Meeting shall be convened in cases determined by law or the Articles of Association and when the interests of the Company require.
(2)	The convening shall take place by means of written invitation of the shareholders including the meeting agenda from a Managing Director. There must be a period of at least 14 days between the date this letter is sent and the date of the meeting.
Section 17
Financial Year, Annual Financial Statements
(1)	The financial year of the Company shall be the calendar year.

(2)	The Managing Directors must prepare annual financial statements and a management report in line with the statutory requirements.

(3)	The annual financial statements and management reports of the Company and its dependent companies must be audited by an auditor. The auditor shall be determined by means of shareholder resolution.

(4)	The Managing Directors must prepare a report on the past financial year within three months of the end of the financial year on the financial relationships of the Company and of its dependent companies with the shareholders and affiliated companies. This report must indicate legal transactions and measures as well as the appropriateness of performance and considerations. Any shareholder may request that the report be audited by the Company’s auditor.

(5)	The Managing Directors shall present the annual financial statements and the management reports of the Company and its dependent companies as well as the audit reports of the auditors on the audits carried out in accordance with Paragraphs 3 and 4 to the shareholders without undue delay.

(6)	The annual financial statements shall be adopted by means of shareholder resolution.

(7)	If the Company is required to prepare consolidated financial statements and a consolidated management report, Paragraphs 2, 3 and 5 apply accordingly.
Section 18
Appropriation of Net Profit
(1)	The Managing Directors shall decide on the appropriation of net profit. Amounts may be transferred to other revenue reserves or carried forward as profit.
(2)	The amount for distribution shall be distributed among the shareholders proportional to their number of shares.
Section 19
Liquidation
In the case of the Company’s dissolution, the liquidation shall be carried out by the Managing Director or Directors insofar as other liquidators have not been appointed by way of shareholder resolution.
Section 20
Notices
If public notices are mandatory, they shall appear in the Bundesanzeiger (German Federal Gazette).
Section 21
Concluding Provisions
(1)	If individual provisions of this Agreement are or become invalid, the validity of the remainder of the Agreement’s contents remains unaffected. The invalid provision shall be replaced by a provision that is as close as possible to the desired objective of the invalid provision.
(2)	The provisions of the Gesetz betreffend die Gesellschaften mit beschränkter Haftung (GmbH-Gesetz — German Limited Liability Company Act) shall also apply to the relationship to the Company.